May 13, 2026

NextDecade Corporation
1000 Louisiana Street, Suite 3300
Houston, Texas 77002

Re:	Registration Statement on Form S-8
To the addressee set forth above:
We have acted as special counsel to NextDecade Corporation, a Delaware corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S‑3 (as amended, the “Registration Statement”), including a base prospectus (the “Base Prospectus”), which provides that it will be supplemented by one or more prospectus supplements (each such prospectus supplement, together with the Base Prospectus, a “Prospectus”), under the Securities Act of 1933, as amended (the “Act”), relating to the resale from time to time by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to 19,730,742 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), that are (i) issuable upon the exercise of warrants issued on December 31, 2024 and May 14, 2025 to the Selling Stockholders under that certain Credit Agreement, dated as of December 31, 2024, as amended and restated on November 17, 2025 by and among the Company, Rio Grande LNG Super Holdings, LLC, APSC II HoldCo II, L.P., as administrative agent and collateral agent, and the lenders party thereto (as further amended, supplemented or otherwise modified from time to time, the “A&R Corporate Credit Agreement”) (such shares, the “Warrant Shares”) and (ii) issuable upon the exchange of Series A term loans pursuant to the A&R Corporate Credit Agreement (the “Exchange Shares”).
This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related applicable Prospectus, other than as expressly stated herein with respect to the issue of the Shares.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

May 13, 2026 Page 2
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the Selling Stockholders and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the A&R Corporate Credit Agreement, the Shares will have been duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable.
In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP